Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-8) and related Prospectus pertaining to the Flex LNG Ltd. Share Option Scheme of Flex LNG Ltd. for the registration of ordinary shares and to the incorporation by reference therein of our reports dated March 10, 2023, with respect to the consolidated financial statements of Flex LNG Ltd. and the effectiveness of internal control over financial reporting of Flex LNG Ltd. included in its Annual Report (Form 20-F) for the year ended December 31, 2022, filed with the Securities and Exchange Commission.

/s/ Ernst & Young AS
Oslo, Norway
November 9, 2023